Exhibit 99.2

Notice of Conversion at the Option of the Company

December 16, 2016

To: All holders of record of The Dow Chemical Company’s Cumulative Convertible Perpetual Preferred Stock, Series A

Re: Notice of Conversion

Ladies and Gentlemen:

You are hereby notified by The Dow Chemical Company (“TDCC”) that TDCC has elected to cause the mandatory conversion of all 4,000,000 issued and outstanding shares of its Cumulative Convertible Perpetual Preferred Stock, Series A (the “Convertible Preferred Stock”) into shares of Common Stock, par value $2.50 per share, pursuant to Section 10 of the Certificate of Designations relating to the Convertible Preferred Stock. Capitalized terms not otherwise defined in this Notice of Conversion shall have the meaning ascribed to such terms in the Certificate of Designations.

The Conversion at the Option of Company Date will be December 30, 2016.

The Convertible Preferred Stock will be converted at the Conversion Rate of 24.2010 shares of Common Stock for each share of Convertible Preferred Stock, which is equivalent to a conversion price of approximately $41.32 per share. The Common Stock is listed on the New York Stock Exchange under the symbol “DOW”.

Regards,

/s/ Amy E. Wilson

Amy E. Wilson

Corporate Secretary and

Assistant General Counsel